Exhibit 99.1

AiRWA Inc. Announces Receipt of $30 Million of Solana Tokens into AiRWA Exchange, as well as Successful Test Runs Settling Trades of Tokenized U.S. Equities

Smyrna, Delaware — October 7, 2025 (GLOBE NEWSWIRE) — AiRWA Inc. (Nasdaq: YYAI) (“AiRWA”) announces that it has received an investment of approximately $30 million of Solana tokens. These tokens will not only bolster the financial foundation of AiRWA Exchange but also help drive the platform’s strategic focus on integrating Solana as a core asset for its major trading pairs.

In addition, AiRWA Exchange has successfully completed its test runs for settling trades of tokenized U.S. equities. This milestone positions AiRWA to offer users the ability to trade digital representations of U.S. stocks with the same simplicity and speed as cryptocurrencies, enabling seamless transactions on the blockchain.

While some traditional brokerage firms, such as Robinhood, have begun offering tokenized stocks to their customers, AiRWA Exchange is taking a distinctive approach. Rather than adapting traditional stock traders to a digital environment, AiRWA is focused on catering to cryptocurrency enthusiasts by offering a platform where tokenized U.S. stocks can be traded just like any other digital asset — transacted and settled within seconds, recorded on the blockchain’s immutable ledger, and accessible 24 hours per day.

AiRWA Exchange will initially launch this service, along with the ability to trade major cryptocurrencies, to the approximately 4 million users from the ecosystem of its joint venture partner, JuCoin, providing AiRWA Exchange with significant scale from day one.

“We are excited to leverage our partnerships to revolutionize the trading experience for tokenized stocks and other digital assets,” said Hongyu Zhou, Chairman of AiRWA. “Our vision is to create an innovative platform that empowers crypto users to easily access and trade tokenized U.S. equities, merging the efficiency and speed of blockchain technology with the traditional U.S. stock markets.”

AiRWA expects that the integration of Solana and tokenized equities will further distinguish AiRWA Exchange in the rapidly evolving digital asset marketplace, offering unparalleled flexibility and speed for both institutional and retail traders.

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About YYAI

AiRWA Inc. (Nasdaq: YYAI), through its majority-owned subsidiary, Yuanyu Enterprise Management Co., Limited, owns advanced patents and proprietary technology licensed to partners worldwide, enabling localized digital matchmaking and other technology solutions. The company is also active in the Web3 space, driving innovation in digital finance through AiRWA Exchange, which will focus on the tokenization of real-world assets (RWA), particularly tokenized U.S. stocks.

YYAI Contact Information

Email: info@yuanyuenterprise.com

Website: www.yuanyuenterprise.com

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, and involve inherent risks and uncertainties. Actual results may differ materially due to various factors, including:

●	volatility related to the Company’s relatively low public float;
●	the effects of prior acquisitions and divestitures on current and future business operations;
●	strategic and operational uncertainties;
●	risks associated with potential litigation, financing transactions, or acquisitions;
●	macroeconomic, competitive, legal, regulatory, tax, and geopolitical factors; and
●	other risks detailed in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended April 30, 2025.

Forward-looking statements speak only as of the date they are made. Neither the Company nor any other person undertakes to update any forward-looking statements, except as required by law.